UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 2, 2023

CARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36279	75-3175693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Stamford Plaza 107 Elm Street, 9th Floor Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (203) 406-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CARA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 2, 2023, upon the recommendation of its nominating and corporate governance committee, the Board of Directors (the “Board”) of Cara Therapeutics, Inc. (the “Company”) appointed Helen M. Boudreau, M.B.A. to serve as a member of the Board effective immediately with a term expiring at the Company’s 2024 Annual Meeting of Stockholders. Ms. Boudreau was appointed to serve as a member of audit committee of the Board. There is no arrangement or understanding between Ms. Boudreau and any other person pursuant to which she was selected as a director, and there is no family relationship between Ms. Boudreau and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Ms. Boudreau requiring disclosure under Item 404(a) of Regulation S-K.

Helen M. Boudreau, age 57, currently serves as managing director at Estuary Ventures LLC, a board and advisory services company. From June 2018 to July 2019, she served as Chief Operating Officer of the Bill & Melinda Gates Medical Research Institute, a non-profit biotechnology company. Previously, she served as Chief Financial Officer from July 2017 to June 2018 and as a member of the board of directors from February 2016 to July 2017 for Proteostasis Therapeutics, Inc., a publicly traded biopharmaceutical company that subsequently merged with Yumanity Therapeutics. Ms. Boudreau currently serves as a board member of Premier, Inc., a publicly traded healthcare improvement company, Shattuck Labs Inc., a publicly traded biotechnology company, and Rallybio Corp, a publicly traded biopharmaceutical company, positions she has held since June 2020, July 2020 and September 2020, respectively. Ms. Boudreau also previously served on the board of directors of Reunion Neuroscience, Inc., a biopharmaceutical company that was publicly traded prior to its acquisition by MPM BioImpact, from April 2020 to August 2023 and Evaxion Biotech A/S, a publicly traded AI-immunology platform company, from June 2020 to May 2021. Ms. Boudreau earned a B.A. in Economics from the University of Maryland and an M.B.A. from the Darden Graduate School of Business at the University of Virginia. Ms. Boudreau is Directorship CertifiedTM by the National Association of Corporate Directors (“NACD”) and earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University Software Engineering Institute and NACD. The Board believes that Ms. Boudreau is qualified to serve on the Board based on her financial expertise and extensive experience with biopharmaceutical companies.

In accordance with the Company’s non-employee director compensation policy (the “Policy”), upon commencement of her service as a member of the Board, Ms. Boudreau received an initial stock option grant with a Black-Scholes value of $350,000. This option will vest over a period of three years, in twelve equal quarterly installments, from the date of Ms. Boudreau’s appointment to the Board, subject to Ms. Boudreau’s continued service as a director through the applicable vesting dates. Additionally, in accordance with the Policy, Ms. Boudreau will receive an annual cash retainer of $50,000 for her service as a director and an annual cash retainer of $10,000 for her service on the audit committee, to be pro-rated for her 2023 service and subject to her continued service through the applicable payment dates.

The Company entered into its standard indemnification agreement for directors with Ms. Boudreau, the form of which was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192230), filed with the Securities and Exchange Commission on January 17, 2014.

Item 7.01       Regulation FD Disclosure.

On August 3, 2023, the Company issued a press release announcing the appointment of Ms. Boudreau to the Board. A copy of the press release is being furnished to the SEC as Exhibit 99.1 to this Form 8-K and is incorporated by reference to this Item 7.01.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any of the Company’s filings with the SEC under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such a filing.

Item 9.01       Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
99.1	Press Release dated August 3, 2023
104	Cover page interactive data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARA THERAPEUTICS, INC.

By:	/s/ CHRISTOPHER POSNER
Christopher Posner
Chief Executive Officer

Date: August 3, 2023